                                                                  EXHIBIT 10.23


                                JOINT DEVELOPMENT
                                       AND
                            MASTER LICENSE AGREEMENT

                                     BETWEEN

                        PROGENICS PHARMACEUTICALS, INC.

                                      AND

                          BRISTOL-MYERS SQUIBB COMPANY

                                  DATED AS OF

                                 APRIL 15, 1997


                 [Note:  Certain portions of this document have been
                 marked "[xxx]" to indicate that confidentiality has
                been requested for this information.  The confidential
               portions have been omitted and filed separately with the
                        Securities and Exchange Commission.]

                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   DEFINITIONS .........................................................    2
       1.1       "Adjuvant ...............................................    2
       1.2       "Affiliate" .............................................    2
       1.3       "Aquila Field of Use" ...................................    2
       1.4       "Aquila Knowhow" ........................................    2
       1.5       "Aquila Licensed Patent Rights" .........................    2
       1.6       "Aquila Licensed Product" ...............................    2
       1.7       "Aquila Sublicense Agreement" ...........................    2
       1.8       "BCG" ...................................................    2
       1.9       "BMS Clinical Trials" ...................................    2
       1.10      "Clinical Trial Agreements" .............................    3
       1.11      "Compound" ..............................................    3
       1.12      "Confidential Information" ..............................    3
       1.13      "Derivative" ............................................    3
       1.14      "Effective Date" ........................................    3
       1.15      "FDA" ...................................................    3
       1.16      "First Commercial Sale" .................................    4
       1.17      "GD2" ...................................................    4
       1.18      "Generic Product" .......................................    4
       1.19      "GM2" ...................................................    4
       1.20      "GMK Development Completion" ............................    4
       1.21      "GMK Vaccine" ...........................................    4
       1.22      "Joint Steering Committee" ..............................    4
       1.23      "KLH" ...................................................    4
       1.24      "Licensed Patents" ......................................    4
       1.25      "Licensed Products" .....................................    4
       1.26      "Licensed Technical Information" ........................    4
       1.27      "MGV Development Completion" ............................    4
       1.28      "MGV Vaccine" ...........................................    5
       1.29      "Net Sales" .............................................    5
       1.30      "Party" .................................................    5
       1.31      "Person" ................................................    5
       1.32      "PROGENICS Clinical Trials" .............................    5
       1.33      "PROGENICS License" .....................................    5
       1.34      "PROGENICS Technical Information" .......................    5
       1.35      "QS-2l" .................................................    5
       1.36      "Regents' Field" ........................................    6
       1.37      "Regents' Method" .......................................    6
       1.38      "Regents' Patent Rights" ................................    6
       1.39      "Regents' Products" .....................................    6
       1.40      "S-K Field" .............................................    6
       1.41      "S-K Licensed Patents" ..................................    6
       1.42      "S-K Products" ..........................................    6
       1.43      "S-K Technical Information" .............................    6
       1.44      "Sloan-Kettering Sublicense Agreement" ..................    6
       1.45      "Sub-sublicensee" .......................................    6
       1.46      "Territory" .............................................    6
       1.47      "The Regents Sublicense Agreement" ......................    6


                                     (i)

                                                                            Page
                                                                            ----

       1.48      "Third Party" ...........................................    6
       1.49      "Valid Claim" ...........................................    6

2.   REPRESENTATIONS AND WARRANTIES ......................................    6
       2.1       Representations and Warranties of Both Parties ..........    6
       2.2       Representations and Warranties of PROGENICS .............    7

3.   JOINT STEERING COMMITTEE ............................................    8
       3.1       Creation ................................................    8
       3.2       Purpose .................................................    8
       3.3       Meetings ................................................    8
       3.4       Deadlock ................................................    9

4.   PRODUCT DEVELOPMENT .................................................    9
       4.1       Current Research Collaborations .........................    9
       4.2       Continued  Development  of  Licensed Products by
                 PROGENICS ...............................................   10
       4.3       Conduct of Development by PROGENICS .....................   12
       4.4       Delivery of Data; Transfer of IND .......................   12
       4.5       Development by BMS ......................................   13
       4.6       BMS Diligence Milestones ................................   14
       4.7       Conduct of BMS Clinical Trials ..........................   15
       4.8       Records .................................................   16
       4.9       Pricing Matters .........................................   16
       4.10      Adverse Reaction Reporting ..............................   16

5.   GRANT OF RIGHTS .....................................................   17
       5.1       Grant of License Under this Agreement ...................   17
       5.2       Grant of Sublicense Under Sloan-Kettering License
                 Agreement ...............................................   18
       5.3       Grant  of  Sublicense  Under  The  Regents License
                 Agreement ...............................................   18
       5.4       Grant of Sublicense Under Aquila License and Supply
                 Agreement ...............................................   18
       5.5       Sublicense Rights .......................................   18
       5.6       Reservation of Rights by PROGENICS ......................   19

6.   UP-FRONT; MILESTONE AND ROYALTY PAYMENTS ............................   19
       6.1       Reimbursement of Expenses ...............................   19
       6.2       Up-front Fee ............................................   19
       6.3       Milestone Payments Regarding GMK Vaccine ................   20
       6.4       Milestone Payments Regarding MGV Vaccine ................   21
       6.5       Royalty Payments ........................................   22
       6.6       Reductions to Royalties .................................   26
       6.7       Obligation to Pay Royalties .............................   26


                                      (ii)

                                                                            Page
                                                                            ----

7.   PAYMENTS AND REPORTS ................................................   27
       7.1       Reports; Payments .......................................   27
       7.2       Mode of Payment; Taxes ..................................   27
       7.3       Records Retention .......................................   27
       7.4       Audit Request ...........................................   27
       7.5       Cost of Audit ...........................................   28
       7.6       No Non-Monetary Consideration for Sales .................   28

8.     INDEMNIFICATION; INFRINGEMENT .....................................   28
       8.1       Indemnification .........................................   28
       8.2       Conditions to Indemnification ...........................   29
       8.3       Infringement Action by Third Parties ....................   30

9.   CONFIDENTIALITY AND NON-USE .........................................   30
       9.1       Notification ............................................   30
       9.2       Review of Proposed Publications .........................   31
       9.3       Confidentiality and Non-use; Exceptions .................   31
       9.4       Authorized Disclosure ...................................   31

10.  TERMINATION .........................................................   32
      10.1       Term ....................................................   32
      10.2       Breach ..................................................   32
      10.3       Termination by BMS ......................................   33
      10.4       Effect of Termination ...................................   34
      10.5       Right to Sell Stock on Hand .............................   38
      10.6       Termination of Sublicenses ..............................   38
      10.7       Accrued Rights, Surviving Obligations ...................   38

11.  MISCELLANEOUS .......................................................   38
      11.1       Relationship of Parties .................................   38
      11.2       Force Majeure ...........................................   38
      11.3       Assignment ..............................................   39
      11.4       Further Actions .........................................   39
      11.5       Notice ..................................................   39
      11.6       Use of Name .............................................   40
      11.7       Public Announcements ....................................   40
      11.8       Costs and Expenses ......................................   40
      11.9       Waiver ..................................................   40
      11.10      Inconsistency ...........................................   41
      11.11      Compliance with Law .....................................   41
      11.12      Severability ............................................   41
      11.13      Amendment ...............................................   41
      11.14      Governing Law ...........................................   41
      11.15      Arbitration .............................................   41
      11.16      Entire Agreement ........................................   41
      11.17      Counterparts ............................................   42
      11.18      Descriptive Headings ....................................   42


                                      (iii)

                               LIST OF EXHIBITS

EXHIBIT A               List of Licensed Patents
EXHIBIT B               Description of PROGENICS Clinical Trials
EXHIBIT C               Budget for PROGENICS Clinical Trials
EXHIBIT D               Adverse Event Reporting Form
EXHIBIT E               Sloan-Kettering Sublicense Agreement
EXHIBIT F               The Regents Sublicense Agreement
EXHIBIT G               Aquila Sublicense Agreement


                                      (iv)

                 JOINT DEVELOPMENT AND MASTER LICENSE AGREEMENT

      THIS JOINT DEVELOPMENT AND MASTER LICENSE AGREEMENT (this "Agreement") is dated as of April 15, 1997 between Progenics Pharmaceuticals, Inc., a Delaware corporation, having offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591 ("PROGENICS"), and Bristol-Myers Squibb Company, a Delaware corporation, having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates ("BMS").

                             PRELIMINARY STATEMENTS

      A. PROGENICS has acquired a license to certain patents and technology relating to the treatment of human cancers using vaccines pursuant to a license agreement dated November 17, 1994 (the "Sloan-Kettering License Agreement") between PROGENICS and Sloan-Kettering Institute for Cancer Research, a not-for-profit membership corporation of the State of New York ("Sloan-Kettering").

      B. PROGENICS has also entered into a license agreement dated June 25, 1996 ("The Regents License Agreement") with The Regents of The University of California, a California corporation ("The Regents") pursuant to which PROGENICS acquired a license to certain patent rights relating to such vaccines.

      C. In addition, PROGENICS has entered into a license and supply agreement dated August 31, 1995 (the "Aquila License and Supply Agreement") with Aquila Biopharmaceuticals, Inc. (formerly known as Cambridge Biotech Corporation) ("Aquila"), pursuant to which PROGENICS has acquired a license to certain Aquila technology and patent rights needed to formulate certain of such vaccines, and Aquila supplies to PROGENICS one of the ingredients in certain of the vaccines being developed by PROGENICS.

      D. Research and development of certain of the technology licensed to PROGENICS by Sloan-Kettering, The Regents and Aquila is being conducted on behalf of PROGENICS by various cancer centers and cooperative cancer research groups in the United States, Europe, Australia and New Zealand.

      E. The Parties desire to collaborate with respect to the development, commercialization and marketing of the Licensed Products upon the terms and conditions set forth in this Agreement and in the agreements contemplated hereby. In connection therewith, BMS desires to obtain, and PROGENICS desires to grant to BMS, a license to certain technical information of PROGENICS and sublicenses for certain of the Sloan-Kettering technology, The Regents technology and the Aquila technology pursuant to sublicense agreements as contemplated by this Agreement.

      F. It is anticipated that BMS and Aquila will enter into a supply agreement, pursuant to which it is contemplated that Aquila will provide BMS with one of the ingredients in certain of the vaccines being developed by BMS and PROGENICS under this Agreement, on terms and conditions substantially the same as those between PROGENICS and Aquila pursuant to the Aquila License and Supply Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS.

      As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

      1.1 "Adjuvant" shall have the meaning ascribed to such term in the Aquila Sublicense Agreement.

      1.2 "Affiliate", with respect to any Party, shall mean any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Party. For these purposes, "control" shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies of a Person, in each case, whether through the ownership of equity participation, voting securities or beneficial interests, by contract, by agreement, or otherwise.

      1.3 "Aquila Field of Use" shall have the meaning ascribed to such term in the Aquila Sublicense Agreement.

      1.4 "Aquila Knowhow" shall have the meaning ascribed to such term in the Aquila Sublicense Agreement.

      1.5 "Aquila Licensed Patent Rights" shall have the meaning ascribed to such term in the Aquila Sublicense Agreement.

      1.6 "Aquila Licensed Product" shall have the meaning ascribed to such term in the Aquila Sublicense Agreement.

      1.7 "Aquila Sublicense Agreement" shall have the meaning set forth in
Section 5.4.

      1.8 "BCG" shall mean bacille de Calmette et Guerin, a nonspecific immune stimulant (cow tuberculosis) vaccine.

      1.9 "BMS Clinical Trials" shall have the meaning set forth in Section 4.5(c).

      1.10 "Clinical Trial Agreements" shall have the meaning set forth in
Section 4.1.

      1.11 "Compound" shall mean any of BCG, GM2, GD2, KLH and QS-21.

      1.12 "Confidential Information" shall mean the collection of technical information included in the Licensed Technical Information or technical information of BMS, all information required to be kept confidential by PROGENICS pursuant to the terms of the Sloan-Kettering License Agreement, The Regents License Agreement or the Aquila License and Supply Agreement, and confidential non-public information concerning BMS's or PROGENICS's business plans, strategy and the like. All information which shall be disclosed in confidence by the disclosing party to the receiving party, and which affords a competitive advantage to the disclosing party or its Affiliates, shall be presumed to be Confidential Information, even though limited portions of such technical information may be in the public domain. In addition, the material financial terms of this Agreement shall be considered Confidential Information of both Parties.

            The following information shall be excluded from the definition of Confidential Information: (a) information which the receiving party demonstrates was in the receiving party's possession in written or other tangible form prior to any disclosure; (b) information which the receiving party demonstrates was received from a third party without restriction and not in violation of any duty of nondisclosure on the part of such third party; (c) information which is independently discovered or invented by personnel of a party who do not have direct or indirect access to the information provided to that party by the other party; or (d) from the time it becomes so known, any information which the receiving party demonstrates was generally known to the trade. Information shall not be considered to be generally known to the trade if, in order to acquire such information from publicly available sources, the receiving party used the disclosing party's Confidential Information to guide it in reviewing such sources in order to select therefrom a series of relatively unconnected information which may be fit together to match the Confidential Information first learned from the disclosing party.

      1.13 "Derivative" shall mean a chemical substance derived from another substance either directly or by modification or partial substitution.

      1.14 "Effective Date" shall mean the date first above written as the date of this Agreement.

      1.15 "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

      1.16 "First Commercial Sale" shall mean, in each country of the Territory, the date that Licensed Product(s) are first sold, marketed or publicly made available for sale. Licensed Products distributed or used for clinical trials or experimental purposes only shall not be considered sold, marketed or made publicly available and shall not establish the First Commercial Sale.

      1.17 "GD2" shall mean [XXX].

      1.18 "Generic Product" shall mean, on a country-by-country basis, a Licensed Product: (i) the manufacture, use or sale of which is not covered by a Valid Claim in such country, and (ii) that is also marketed by an unlicensed Third Party or Parties in such country, which Third Party or Parties have, in the aggregate, at least [XXX] in such country, as measured by IMS.

      1.19 "GM2" shall mean [XXX].

      1.20 "GMK Development Completion" shall have the meaning set forth in
Section 4.5(f).

      1.21 "GMK Vaccine" shall mean that certain Licensed Product composed of GM2 conjugated to KLH and combined with QS-21.

      1.22 "Joint Steering Committee" shall have the meaning set forth in
Section 3.1.

      1.23 "KLH" shall mean keyhole limpet hemocyanin.

      1.24 "Licensed Patents" shall mean all S-K Licensed Patents, Regents' Patent Rights and Aquila Licensed Patent Rights. All Licensed Patents existing on the Effective Date are set forth on Exhibit A attached.

      1.25 "Licensed Products" shall mean any product for the treatment or prevention of neoplastic human disease or the treatment or prevention of human cancer which contains as an active ingredient: (i) GM2, (ii) GD2, or
(iii) any combination of the foregoing, including, without limitation, S-K Products, Regents' Products and Aquila Products.

      1.26 "Licensed Technical Information" shall mean all S-K Technical Information, all Aquila Knowhow and all PROGENICS Technical Information.

      1.27 "MGV Development Completion" shall have the meaning set forth in
Section 4.5(g).

      1.28 "MGV Vaccine" shall mean that certain Licensed Product composed of GM2 conjugated to KLH and combined with GD2 conjugated to KLH and further combined with QS-21.

      1.29 "Net Sales" shall mean the gross amount invoiced by BMS [XXX]. Such amounts shall be determined from the books and records of BMS, its Affiliates or Sub-sublicensees, maintained in accordance with the accounting principles used by such entity, consistently applied.

      1.30 "Party" shall mean PROGENICS or BMS and, when used in the plural, shall mean PROGENICS and BMS.

      1.31 "Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof, or any organization which can exercise independent legal standing.

      1.32 "PROGENICS Clinical Trials" shall have the meaning set forth in
Section 4.1.

      1.33 "PROGENICS License" shall have the meaning set forth in Section
5.1.

      1.34 "PROGENICS Technical Information" shall mean unpublished research and development information, unpatented inventions, formulae, processes, know-how, trade secrets, and technical data which PROGENICS owns or has acquired a license to or to which PROGENICS has the right to grant licenses or sublicenses (other than the S-K Technical Information or the Aquila Knowhow), as of the Effective Date or at any time during the term of this Agreement, which relate to the Compounds and/or the Licensed Products or which are needed to produce or gain government approvals to market Licensed Products.

      1.35 "QS-21" shall mean [XXX].

      1.36 "Regents' Field" shall have the meaning ascribed to such term in The Regents Sublicense Agreement.

      1.37 "Regents' Method" shall have the meaning ascribed to such term in The Regents Sublicense Agreement.

      1.38 "Regents' Patent Rights" shall have the meaning ascribed to such term in The Regents Sublicense Agreement.

      1.39 "Regents' Products" shall have the meaning ascribed to such term in The Regents Sublicense Agreement.

      1.40 "S-K Field" shall have the meaning ascribed to such term in the Sloan-Kettering Sublicense Agreement.

      1.41 "S-K Licensed Patents" shall have the meaning ascribed to such term in the Sloan-Kettering Sublicense Agreement.

      1.42 "S-K Products" shall have the meaning ascribed to such term in the Sloan-Kettering Sublicense Agreement.

      1.43 "S-K Technical Information" shall have the meaning ascribed to such term in the Sloan-Kettering Sublicense Agreement.

      1.44 "Sloan-Kettering Sublicense Agreement" shall have the meaning set forth in Section 5.2.

      1.45 "Sub-sublicensee" shall mean any non-Affiliate Third Party who is granted sublicense rights by BMS pursuant to this Agreement, the Sloan-Kettering Sublicense Agreement, The Regents Sublicense Agreement or the Aquila Sublicense Agreement.

      1.46 "Territory" shall mean the entire world.

      1.47 "The Regents Sublicense Agreement" shall have the meaning set forth in Section 5.3.

      1.48 "Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

      1.49 "Valid Claim" shall mean a claim of any Licensed Patent which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealed or unappeased within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.    REPRESENTATIONS AND WARRANTIES.

      2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iv) no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act or omission by such Party or any of its agents.

      2.2 Representations and Warranties of PROGENICS. PROGENICS hereby represents and warrants to BMS that:

            (a) Each of the Sloan-Kettering License Agreement, The Regents License Agreement, the Aquila License and Supply Agreement and the Clinical Trial Agreements which have been executed as of the Effective Date are in full force and effect; PROGENICS has complied with all provisions of all said agreements; there does not exist any event of default with respect to PROGENICS under any said agreement which, after notice or lapse of time or both, would constitute an event of default with respect to PROGENICS under said agreement; and PROGENICS has no knowledge of any breach or anticipated breach by any other party to any said agreement;

            (b) PROGENICS has all consents necessary to grant the rights and licenses granted to BMS under this Agreement;

            (c) PROGENICS has: (1) exclusive rights to all of the S-K Licensed Patents in the S-K Field; (2) exclusive rights to all of the Regents' Patent Rights in the Regents' Field; and (3) co-exclusive rights to all of the Aquila Licensed Patent Rights in the Aquila Field of Use; and has the exclusive right (except with respect to the Aquila Licensed Patent Rights, for which it has the co-exclusive right) to grant sublicenses to each of the foregoing;

            (d) To the best of PROGENICS's knowledge, PROGENICS has: (1) exclusive rights to all of the PROGENICS Technical Information; (2) exclusive rights to all of the S-K Technical Information in the S-K Field; and (3) co-exclusive rights to all of the Aquila Knowhow in the Aquila Field of Use, and has the exclusive right (except with respect to the Aquila Knowhow, for which it has the co-exclusive right) to grant sublicenses to each of the foregoing;

            (e) To the best of PROGENICS's knowledge, all of the Licensed Patents in existence on the Effective Date are in full force and effect and have been maintained to date;

            (f) PROGENICS is not aware of any asserted or unasserted claim or demand which it believes can be enforced against such Licensed Patents;

            (g) To the best of PROGENICS's knowledge, after due investigation, the Licensed Patents and the Licensed Technical Information constitute all of the proprietary rights necessary for the formulation of that certain GMK Vaccine and that certain MGV Vaccine, each as currently under development, in finished form, and the distribution and sale of that certain GMK Vaccine and that certain MGV Vaccine, each as currently under development, by BMS in accordance with the terms of this Agreement, and such formulation, distribution and sale do not infringe upon or conflict with any patent or other proprietary rights of any Third Party; and

            (h) PROGENICS has not entered into any agreement with any Third Party which is in conflict with the rights granted to BMS pursuant to this Agreement.

3.    JOINT STEERING COMMITTEE.

      3.1 Creation. PROGENICS and BMS shall establish a joint steering committee (the "Joint Steering Committee"), which shall consist of an equal number of representatives appointed by each of the Parties. Within 30 days after the execution of this Agreement by both Parties, PROGENICS and BMS shall determine the number of representatives to be appointed initially to the Joint Steering Committee, and each shall appoint its representatives to serve on the Committee. Each Party may designate appropriate personnel who shall assist the representatives of the Party. Each Party shall be free to change its representatives, on notice to the other Party. The Joint Steering Committee shall meet at such times and in such places as agreed upon from time to time by the Parties. The Joint Steering Committee will be chaired by one representative, who shall be appointed by BMS from time to time. The Joint Steering Committee shall exist until the expiration or termination of this Agreement.

      3.2 Purpose. The Joint Steering Committee shall have the following responsibilities: (i) to select Licensed Products for development pursuant to this Agreement, provided that the Parties agree that the GMK Vaccine and the MGV Vaccine shall be chosen for such development; (ii) to plan, supervise and coordinate the development of Licensed Products; (iii) to review overall strategic development plans and budgets, clinical study protocols, clinical study write-ups, NDA submissions, and the like; (iv) to review all studies relating to the Licensed Products and any other studies proposed to be performed by either Party in connection with the registration process for the Licensed Products; (v) to make changes to development strategies, as deemed necessary or desirable; (vi) to provide a mechanism for the exchange of information with regard to Licensed Technical Information and the Licensed Products; (vii) to resolve disputes between the Parties with respect to the foregoing; and (viii) to have such other responsibilities assigned to the Joint Steering Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

      3.3 Meetings. The Joint Steering Committee will meet at least once each calendar quarter during the term of this Agreement, or less frequently as the Parties may mutually agree is appropriate from time to time, at such dates and times as agreed to by the Parties. Meetings in person shall alternate between the offices of the Parties or such other place as may be mutually agreed upon. The Joint Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications or correspondence. All decisions made or actions taken by the Joint Steering Committee will be made unanimously by its members with the PROGENICS members cumulatively having one vote and the BMS members cumulatively having one vote. The Secretary of the Joint Steering Committee will prepare written minutes of each meeting and a written record of all decisions, whether made at a formal meeting or not. A quorum for a meeting shall require at least one PROGENICS member and at least one BMS member.

      3.4 Deadlock. If there are issues on which the Joint Steering Committee cannot reach agreement because of a deadlock (as hereinafter defined), such matters shall be referred for further review and resolution to the President of the Pharmaceutical Research Institute at BMS, or such other similar position designated by BMS from time to time, and the President and Chief Executive Officer at PROGENICS, or such other similar position designated by PROGENICS from time to time. If they cannot resolve the issues within 30 days, such matters shall be decided by the President of the Pharmaceutical Research Institute at BMS, or such other similar position designated by BMS from time to time. For the purpose of this Section 3.4, "deadlock" will mean
(i) with respect to any matter considered and voted upon by the Joint Steering Committee, that one Party votes in favor of such matter and the other Party does not vote in favor of such matter, or (ii) a quorum cannot be established for the Joint Steering Committee to vote on a matter.

4.    PRODUCT DEVELOPMENT.

      4.1 Current Research Collaborations. The Parties acknowledge that PROGENICS has entered into, or has commenced negotiations for, contracts (collectively, the "Clinical Trial Agreements") with the following cancer research organizations for the conduct of the following clinical trials (collectively, the "PROGENICS Clinical Trials"):

            (a) [XXX];

            (b) [XXX]

[XXX];

            (c) [XXX];

            (d) [XXX];

            (e) [XXX];

            (f) [XXX];

            (g) [XXX];

            (h) [XXX]; and

            (i) [XXX].

            A description of each of the PROGENICS Clinical Trials currently being conducted, or scheduled to commence pursuant to any of the Clinical Trial Agreements, is set forth in Exhibit B.

      4.2 Continued Development of Licensed Products by PROGENICS. During the term of this Agreement, PROGENICS shall continue the development of the GMK Vaccine and the MGV Vaccine pursuant to the Clinical Trial Agreements, under the auspices of, and subject to review and approval by, the Joint Steering Committee; provided that BMS shall pay PROGENICS for all reasonable costs paid or incurred by PROGENICS with respect to the performance of the PROGENICS Clinical Trials by the respective cancer research organizations. In the event that any of the PROGENICS Clinical Trials are terminated prior to completion for any reason, PROGENICS shall use all reasonable efforts to promptly close-out such PROGENICS Clinical Trial in a cost-efficient manner. BMS shall pay PROGENICS for any non-cancelable third party costs and any internal costs paid or incurred by PROGENICS with respect to such close-out for a period of six months after termination of such PROGENICS Clinical Trial.

            (a) Attached to this Agreement as Exhibit C is a budget (the "Budget") that details [XXX]. The Budget is not intended to provide a maximum amount of funding to be provided by BMS to PROGENICS pursuant to this Section
4.2. However, the Budget is intended to set forth all of the tasks currently contemplated as necessary to complete the PROGENICS Clinical Trials, [XXX].

            (b) BMS shall make payments to PROGENICS based on the amount included in the Budget for each calendar quarter. Such amount shall be paid in quarterly installments in advance on the first day of January, April, July and October of each year, with adjustments made from time to time as required, but in any event at the end of each calendar year, based on the statements submitted by PROGENICS to BMS pursuant to Section 4.2(c). However, the first payment shall be made in the amount of [XXX] on the Effective Date of this Agreement (in lieu of any payment on April 1, 1997).

            (c) Within 30 days following the end of each calendar quarter, PROGENICS shall submit a statement to BMS showing [XXX].

            (d) BMS shall have the right, at reasonable times and upon reasonable notice, to examine those records as may be necessary to determine the correctness of any statement submitted by PROGENICS pursuant to Section 4.2(c). Results of any such examination shall be made available to both Parties.

      4.3 Conduct of Development by PROGENICS. During the conduct of the PROGENICS Clinical Trials, PROGENICS shall:

            (a) Use all reasonable efforts and proceed diligently to cause the PROGENICS Clinical Trials to be conducted pursuant to the time schedule anticipated in the respective Clinical Trial Agreements;

            (b) Cause the PROGENICS Clinical Trials to be conducted in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

            (c) Provide written progress reports to the Joint Steering Committee within 30 days after the end of every second calendar quarter (ending for each particular PROGENICS Clinical Trial upon completion of such PROGENICS Clinical Trial), indicating efforts and progress toward achieving research tasks and development milestones described in the respective Clinical Trial Agreements; and

            (d) Allow representatives of BMS, upon reasonable notice and during normal business hours, to consult informally, during visits to PROGENICS and by telephone, with personnel involved in the PROGENICS Clinical Trials.

      4.4 Delivery of Data: Transfer of IND.

            (a) During the term of this Agreement, promptly upon the completion of each of the PROGENICS Clinical Trials, PROGENICS shall deliver to BMS copies of all reports, data, results and other information relating to the GMK Vaccine and/or the MGV Vaccine from such PROGENICS Clinical Trial, including, without limitation, all reports, data, results and other information received under any of the Clinical Trial Agreements.

            (b) Upon completion of all of the PROGENICS Clinical Trials relating to the GMK Vaccine pursuant to all of the Clinical Trial Agreements, or such earlier time as the Parties may agree, PROGENICS shall promptly transfer to BMS the IND relating to the GMK Vaccine.

            (c) Upon completion of all of the PROGENICS Clinical Trials relating to the MGV Vaccine pursuant to all of the Clinical Trial Agreements, or such earlier time as the Parties may agree, PROGENICS shall promptly transfer to BMS the IND relating to the MGV Vaccine.

            (d) At the request of BMS at any time after the Effective Date, PROGENICS shall promptly provide to BMS a copy of the IND relating to the GMK Vaccine and/or the MGV Vaccine.

      4.5 Development by BMS.

            (a) Except for the PROGENICS Clinical Trials to be conducted pursuant to any of the Clinical Trial Agreements with respect to the GMK Vaccine and the MGV Vaccine, as of the Effective Date, BMS shall be obligated to conduct all development and regulatory activity with respect to Licensed Products, including the payment of all costs and expenses associated therewith except as otherwise provided in this Agreement, necessary to obtain approvals throughout the Territory. Such development and regulatory activities shall include, without limitation, those set forth in Section 5 of the Sloan-Kettering Sublicense Agreement, Section 5 of The Regents Sublicense Agreement and Section 5 of the Aquila Sublicense Agreement.

            (b) BMS shall provide to the Joint Steering Committee a development plan, as amended from time to time by BMS (each, a "Development Plan"), outlining BMS's development objectives for Licensed Products during the forthcoming period. A new Development Plan shall be submitted to the Joint Steering Committee in writing at least three months prior to the end of the period covered by the Development Plan in effect at the time of such submission. Development Plans shall be submitted, as provided herein, until the later of: (i) the First Commercial Sale of a Licensed Product has occurred in any country in the Territory; or (ii) a Licensed Product has been approved for marketing by the FDA.

            (c) BMS shall be responsible for the preparation of all further protocols and the conduct of all further studies proposed to be conducted or required to be conducted by any regulatory authority in any country in the Territory in connection with the registration process for each Licensed Product in accordance with the Development Plan in effect at such time for such Licensed Product (all of the foregoing studies, collectively, the "BMS Clinical Trials"), including, without limitation, payment for all costs and expenses associated with all of the foregoing.

            (d) BMS shall use all commercially reasonable efforts necessary or desirable to register each Licensed Product in all countries in the Territory, in the name of BMS (or its designated Affiliate or Sub-sublicensee), as soon as practicable; provided, however, that BMS shall not be obligated under this Section 4.5(d) or Sections 4.5(c) or 4.5(e) with respect to any country in the Territory where BMS does not have all legal rights deemed reasonably necessary by BMS for BMS to sell and market Licensed Products in such country. BMS shall be responsible for all costs associated with the regulatory filing and approval processes for the Licensed Products in all countries in the Territory. PROGENICS shall provide all technical data and support necessary for BMS to make such regulatory filings. BMS shall keep PROGENICS informed as to the status of such efforts from time to time. During such process, the Parties shall cooperate in the preparation and filing of all documents necessary therefor and all regulatory interactions and compliance with regulatory authorities in the Territory.

            (e) BMS shall use all commercially reasonable efforts necessary or desirable to market and sell each Licensed Product in each country in the Territory as soon as practicable following receipt of all governmental approvals in such country necessary therefor.

            (f) Consistent with BMS's development obligations with respect to the GMK Vaccine as provided in Section 4.5(a), except as provided in Section 10.3(a), BMS shall be obligated to develop the GMK Vaccine pursuant to this Agreement through the completion (including, without limitation, the compilation of data and reporting of results) of the 001 and 002 Phase III trials (the "GMK Development Completion").

            (g) Consistent with BMS's development obligations with respect to the MGV Vaccine as provided in Section 4.5(a), except as provided in Section 10.3(d), BMS shall be obligated to develop the MGV Vaccine pursuant to this Agreement through the completion (including, without limitation, the compilation of data and reporting of results) of the randomized Phase II trial, or any other trial design approved by the Joint Steering Committee and intended to demonstrate the efficacy of the MGV Vaccine, in extensive stage small cell lung cancer or in any other cancer type mutually agreed upon by the Parties (the "MGV Development Completion").

      4.6 BMS Diligence Milestones.

            (a) BMS, its Affiliates or its Sub-sublicensees shall achieve the following objectives in accordance with the following schedule:

                  (i)   [XXX].

                  (ii)  [XXX].

            (b) Failure to achieve these objectives shall result in PROGENICS having the option to terminate the PROGENICS License granted under this Agreement, subject to BMS's right to achieve the missed objective within 60 days of receipt of written notice of termination from PROGENICS. PROGENICS shall not unreasonably withhold its consent to any revision in the preceding schedule requested in writing by BMS and supported by evidence of technical difficulties or delays in the clinical studies or regulatory process that could not have been reasonably avoided. Notwithstanding the foregoing, PROGENICS shall not have the right to terminate the PROGENICS License for the failure of BMS to meet a goal if such failure is a result of (i) causes beyond BMS's direct control; (ii) PROGENICS's failure to meet its obligations hereunder; (iii) infringement of Third Party patents; or (iv) actions or inactions of a federal or state agency whose approval is required for commercial sales.

            (c) The Parties further acknowledge and agree that the milestones contained in this Section 4.6 were established on the assumption that the milestones would apply to development of the GMK Vaccine. In the event that development of the GMK Vaccine is terminated due to safety or efficacy reasons, the parties agree that the milestones set forth in this Section 4.6 shall not apply and the Parties will negotiate in good faith to establish new milestones.

            (d) PROGENICS agrees that, in the event that Sloan-Kettering agrees to change the schedule for achievement of any comparable milestone contained in the Sloan-Kettering License Agreement, or otherwise waives compliance with such milestone, the comparable milestone in this Section 4.6 shall automatically be changed or waived by PROGENICS in like manner.

      4.7 Conduct of BMS Clinical Trials. During the conduct of the BMS Clinical Trials, BMS shall:

            (a) Use all reasonable efforts and proceed diligently to conduct the development of Licensed Products as set forth in the applicable Development Plan(s) and as required by Sections 4.5 and 4.6;

            (b) Conduct the development of the Licensed Products in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously;

            (c) Provide written progress reports to the Joint Steering Committee within 30 days after the end of every second calendar quarter (ending for each particular Licensed Product with the First Commercial Sale of that particular Licensed Product), indicating efforts and progress toward achieving research tasks and development milestones described in the Development Plan; and

            (d) Allow representatives of PROGENICS, upon reasonable notice and during normal business hours, to visit the facilities where any aspect of the BMS Clinical Trials are being conducted, and consult informally, during such visits and by telephone, with personnel performing work on the BMS Clinical Trials.

      4.8 Records.

            (a) Each Party shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the PROGENICS Clinical Trials and the BMS Clinical Trials, respectively (including all data in the form required under all applicable laws and regulations).

            (b) Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other Party to the extent reasonably required for the performance of its obligations under this Agreement. Each Party shall maintain such records and information contained therein in confidence in accordance with Section 9 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

      4.9 Pricing Matters. Notwithstanding anything in this Agreement to the contrary, BMS may elect not to pursue a product registration for a Licensed Product or market a Licensed Product in any country in the European Union because the government-approved reimbursement price or government fixed price in such country is substantially lower than the price BMS is selling or proposes to sell such Licensed Product for in other countries in the Territory. In such event, BMS shall notify PROGENICS of such and PROGENICS shall not have the right and option to terminate this Agreement as to such country pursuant to Section 10.2; provided that BMS shall use its best efforts to obtain a satisfactory government-approved reimbursement price or government fixed price in such country.

      4.10 Adverse Reaction Reporting.

            (a) Each Party shall record, investigate, summarize and review all adverse drug experiences associated with the Compounds and the Licensed Products. In order that each Party may be fully informed of the adverse drug experiences known to the other Party associated therewith, each Party shall report:

                  (1)   In the case of PROGENICS, to:

                        Progenics Pharmaceuticals, Inc.
                        777 Old Saw Mill River Road
                        Tarrytown, NY 10591
                        Attention: Dr. Paul Maddon
                        Facsimile No.: (914) 789-2817
                        Telephone No.: (914) 789-2800

                  (2)   In the case of BMS, to:

                        Bristol-Myers Squibb Company
                        P.O. Box 4000
                        Route 206 & Province Line Road
                        Princeton, New Jersey 08543-4000
                        Attention: Trevor Woodward, M.D.
                        Vice President, Worldwide Safety and Surveillance Facsimile No.: (609) 252-3804
                        Telephone No.: (609) 252-3737

all "adverse events" involving the Compounds and/or the Licensed Products ("AE Reports"). "Serious" adverse events shall be reported to the other Party within three (3) working days of a Party's becoming aware of such an event (a "reporting party") and shall either be reported by facsimile or telephone. The reporting party shall report all other adverse events on a monthly basis. In addition, the reporting party shall report all known instances of use of a Licensed Product during pregnancy. Attached as Exhibit D is a sample of an adverse event reporting form which may be used by the reporting party as a basis for such reports. The form indicates the information sought with each report. In any event, each Party shall promptly notify the other of any complaint received by such Party in sufficient detail and in sufficient time to allow the responsible party to comply with any and all regulatory requirements imposed upon it in any country in their respective territories. Each Party shall also advise the other of any regulatory developments (e.g., proposed recalls, labeling and other registrational dossier changes, etc.) affecting the Compounds or the Licensed Products in any country.

            (b) An "adverse event" is any negative symptom experienced at the time of or after the taking of the drug, whether or not considered drug related, including any side effects, injury, toxicity or sensitivity reaction, or significant failure of expected pharmacological action. Also included are instances of symptomatic overdose, abuse or withdrawal reactions.

            (c) A "serious" adverse event is one that is life-threatening; that is, an adverse event that puts the patient at risk of dying, requires hospitalization, prolongs existing hospitalization or results in permanent disability, birth defect, cancer or death.

5.    GRANT OF RIGHTS.

      5.1 Grant of License Under this Agreement. PROGENICS hereby grants to BMS an exclusive (even as to PROGENICS) right and license to use the PROGENICS Technical Information to make, have made, use, sell, have sold and develop Licensed Products throughout the Territory, pursuant to the terms and conditions set forth in this Agreement, in connection with BMS's performance of its obligations and exercise of its rights under this Agreement, the Sloan-Kettering Sublicense Agreement, The Regents Sublicense Agreement and the Aquila Sublicense Agreement (the "PROGENICS License").

      5.2 Grant of Sublicense Under Sloan-Kettering License Agreement. PROGENICS grants BMS an exclusive (even as to PROGENICS) sublicense, under the Sloan-Kettering License Agreement, to use the S-K Licensed Patents and the S-K Technical Information to make, have made, use, sell, have sold and develop S-K Products in the S-K Field throughout the Territory, pursuant to the terms and conditions set forth in the Sublicense Agreement by and between BMS and PROGENICS, dated as of the date hereof (the "Sloan-Kettering Sublicense Agreement"), a copy of which is attached as Exhibit E.

      5.3 Grant of Sublicense Under The Regents License Agreement. PROGENICS grants BMS an exclusive (even as to PROGENICS) sublicense, under The Regents License Agreement, to use the Regents' Patent Rights in jurisdictions where the Regents' Patent Rights exist, to make, have made, use, sell, have sold and offer to sell Regents' Products and to practice the Regents' Method in the Regents' Field, pursuant to the terms and conditions set forth in the Sublicense Agreement by and between BMS and PROGENICS, dated as of the date hereof ("The Regents Sublicense Agreement"), a copy of which is attached as Exhibit F.

      5.4 Grant of Sublicense Under Aquila License and Supply Agreement. PROGENICS grants BMS a non-exclusive, worldwide sublicense under the Aquila License and Supply Agreement to use the Aquila Knowhow and practice the Aquila Licensed Patent Rights to develop, manufacture, have manufactured, use, sell, and have sold Aquila Licensed Products, pursuant to the terms and conditions set forth in the Sublicense Agreement by and between BMS and PROGENICS, dated as of the date hereof (the "Aquila Sublicense Agreement"), a copy of which is attached as Exhibit G.

      5.5 Sublicense Rights.

            (a) BMS shall have the right to grant sublicenses to its Affiliates of the PROGENICS License granted to BMS herein, provided that: (i) BMS shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of sales of any Licensed Products by its Affiliates and their compliance with all applicable terms of this Agreement; and (ii) each Affiliate agrees in writing to keep books and records and permit PROGENICS to review such books and records pursuant to the relevant provisions and to observe all other applicable terms of this Agreement. No consent or approval of PROGENICS shall be required in connection with the granting of such sublicenses.

            (b) BMS shall have the right to grant sublicenses to Sub-sublicensees of the PROGENICS License granted to BMS herein, except that BMS does not have the right to grant such sublicenses with respect to the United States, provided that: (i) PROGENICS shall have consented to such sublicense, which consent shall not be unreasonably withheld (it will be reasonable for PROGENICS to withhold consent if PROGENICS determines that the capabilities of the proposed Sub-sublicensee are not comparable to BMS's capabilities in the country or countries to be sublicensed); (ii) BMS shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of sales of any Licensed Products by its Sub-sublicensees and their compliance with all applicable terms of this Agreement; and (iii) each Sub-sublicensee agrees in writing to keep books and records and permit PROGENICS to review such books and records pursuant to the relevant provisions and to observe all other applicable terms of this Agreement.

            (c) BMS hereby unconditionally guarantees the performance of any of its Affiliates and Sub-sublicensees hereunder. In the event of a breach by an Affiliate or Sub-sublicensee in the observance of applicable terms of this Agreement, PROGENICS shall be entitled to proceed against either such Affiliate or Sub-sublicensee or directly against BMS, as PROGENICS may determine in its sole discretion, to enforce this Agreement.

      5.6 Reservation of Rights by PROGENICS. The PROGENICS License granted under this Agreement and the sublicenses granted under each of the Sloan-Kettering Sublicense Agreement, The Regents Sublicense Agreement and the Aquila Sublicense Agreement are exclusive to BMS, except that PROGENICS reserves the right to use the Licensed Patents and the Licensed Technical Information, without cost, and subject to the confidentiality provisions of this Agreement, for non-commercial internal research and development purposes.

6.    UP-FRONT, MILESTONE AND ROYALTY PAYMENTS.

      6.1 Reimbursement of Expenses. As reimbursement to PROGENICS for expenses incurred by PROGENICS in the development of the GMK Vaccine and the MGV Vaccine conducted by PROGENICS prior to the Effective Date, BMS shall pay to PROGENICS the sum of: [XXX] upon the execution of this Agreement by both Parties. Such sum shall be non-refundable.

      6.2 Up-front Fee. As consideration to PROGENICS for the grant of the sublicenses to BMS pursuant to the Sloan-Kettering Sublicense Agreement, The Regents Sublicense Agreement and the Aquila Sublicense Agreement, BMS shall pay to PROGENICS the sum of: [XXX] reduced by the sum of the up-front fees being made by BMS to PROGENICS pursuant to Section 4.1 of the Sloan-Kettering

Sublicense Agreement, Section 4.1 of The Regents Sublicense Agreement and
Section 4.1 of the Aquila Sublicense Agreement. Such up-front fee shall be paid upon the execution of this Agreement by both Parties. Such sum shall be non-refundable.

      6.3 Milestone Payments Regarding GMK Vaccine. As consideration to PROGENICS for the development of the GMK Vaccine conducted by PROGENICS prior to the Effective Date, the PROGENICS License granted to BMS by PROGENICS under this Agreement and the sublicense granted to BMS by PROGENICS pursuant to The Regents Sublicense Agreement, and subject to prior termination of this Agreement in whole or in all countries in the Territory with respect the Licensed Product to which any milestone payment relates, BMS shall pay to PROGENICS the following milestone payments upon the occurrence of each event set forth below:

            (a) [XXX];

            (b) [XXX];

            (c) [XXX];

            (d) [XXX];

            (e) [XXX];

            (f) [XXX];

            (g) [XXX];

            (h) [XXX];

            (i) [XXX]; and

            (j) [XXX].

            Each of the foregoing milestone payments shall be reduced by the amount of the milestone payment made by BMS to PROGENICS for the comparable milestone pursuant to Section 4.2 of The Regents Sublicense Agreement.

            Each of the payments required pursuant to this Section 6.3 shall be paid within 30 days after such milestone has been achieved, and shall be non-refundable.

      6.4 Milestone Payments Regarding MGV Vaccine. As consideration to PROGENICS for the development of the MGV Vaccine conducted by PROGENICS prior to the Effective Date, the PROGENICS License granted to BMS by PROGENICS under this Agreement and the sublicense granted to BMS by PROGENICS pursuant to The Regents Sublicense Agreement, and subject to prior termination of this Agreement in whole or in all countries in the Territory with respect the Licensed Product to which any milestone payment relates, BMS shall pay to PROGENICS the following milestone payments upon the occurrence of each event set forth below:

            (a) [XXX];

            (b) [XXX];

            (c) [XXX];

            (d) [XXX];

            (e) [XXX];

            (f) [XXX]; and

            (g) [XXX].

            With respect to the milestones set forth in Sections 6.4(b) through (g) above, the Parties may mutually agree to cause any of such milestones to apply to another cancer type with comparable projected market potential as the cancer type set forth in such milestone.

            Each of the foregoing milestone payments shall be reduced by the amount of the milestone payment made by BMS to PROGENICS for the comparable milestone pursuant to Section 4.3 of The Regents Sublicense Agreement.

            Each of the payments required pursuant to this Section 6.4 shall be paid within 30 days after such milestone has been achieved and shall be non-refundable.

      6.5 Royalty Payments. As consideration to PROGENICS for the development of the GMK Vaccine and the MGV Vaccine conducted by PROGENICS prior to the Effective Date and for the PROGENICS License and other rights (excluding the sublicenses) granted to BMS by PROGENICS under this Agreement, during the term of this Agreement, BMS shall pay to PROGENICS a royalty on Net Sales of any Licensed Product commencing on the First Commercial Sale of such Licensed Product by BMS, its Affiliates or its Sub-sublicensees as follows:

            (a) With respect to the GMK Vaccine:

                  (i) With respect to those countries in the Territory where such Licensed Product is not a Generic Product:

                        (A) [XXX] of the Net Sales of such Licensed Product in
                  such countries for any calendar year until Net Sales of such Licensed Product throughout the Territory in such calendar year equal [XXX]; and

                        (B) After Net Sales of such Licensed Product throughout
                  the Territory in such calendar year exceed [XXX], [XXX] of any further Net Sales of such Licensed Product in such countries until the end of such calendar year;

                  reduced by:

                        (C) The sum of the royalty payments due by BMS to
                  PROGENICS during the comparable period with respect to such Licensed Product pursuant to Sections 4.2(a)(i) and (ii) of the Sloan-Kettering Sublicense Agreement, Section 4.4(a) of The Regents Sublicense Agreement and Sections 4.2(a)(i) and
                  (ii) of the Aquila Sublicense Agreement.

                        (ii) With respect to those countries in the Territory where such Licensed Product is a Generic Product:

                        (A) [XXX] of the Net Sales of such Licensed Product in
                  such countries for any calendar year until Net Sales of such Licensed Product throughout the Territory in such calendar year equal [XXX]; and

                        (B) After Net Sales of such Licensed Product throughout
                  the Territory in such calendar year exceed [XXX], [XXX] of any further Net Sales of such Licensed Product in such countries until the end of such calendar year;

                  reduced by:

                        (C) The sum of the royalty payments due by BMS to
                  PROGENICS during the comparable period with respect to such Licensed Product pursuant to Section 4.2(a)(iii) of the Sloan-Kettering Sublicense Agreement and Section 4.2(a)(iii) of the Aquila Sublicense Agreement.

                        (iii) Royalties shall be paid at the royalty rates set forth in Sections 6.5(a)(i)(A) and 6.5(a)(ii)(A) (reduced by the amounts set forth in Sections 6.5(a)(i)(C) and 6.5(a)(ii)(C), respectively) through the end of the calendar quarter preceding the calendar quarter in which annual Net Sales in all countries throughout the Territory first exceed [XXX] in any year. Royalties shall be paid at the royalty rates set forth in Sections

6.5(a)(i)(B) and 6.5(a)(ii)(B) (reduced by the amounts set forth in Sections 6.5(a)(i)(C) and 6.5(a)(ii)(C), respectively) for the calendar quarter in which annual Net Sales in all countries throughout the Territory first exceed [XXX] in any year, and for each calendar quarter in such year thereafter other than the last calendar quarter of such year. Following the end of the last calendar quarter of each year, the total amount of royalties actually due for such year shall be calculated as provided in Section 6.5(a)(iv) (as such amount has been reduced by the amounts set forth in Sections 6.5(a)(i)(C) and 6.5(a)(ii)(C)), and such amount of royalties shall be paid, reduced by (A) the total amount of royalties paid with respect to such Licensed Product throughout the Territory for the first three calendar quarters of such year (as such amount has been reduced by the amounts set forth in Sections 6.5(a)(i)(C) and 6.5(a)(ii)(C), respectively), and further reduced by (B) the total amount of royalties paid or due with respect to such Licensed Product throughout the Territory for such year pursuant to Section 4.2(a)(iv) of the Sloan-Kettering Sublicense Agreement, Section 4.4(a) of The Regents Sublicense Agreement and Section 4.2(a)(iv) of the Aquila Sublicense Agreement (after giving effect, for purposes of this calculation, to any credit due to BMS pursuant to any of the foregoing sections of any of the sublicense agreements, which credit shall be extinguished to the extent given effect therefor). The calculation of the amount to be paid with respect to the fourth calendar quarter of each year shall be included on the royalty report for such calendar quarter. In the event that BMS has paid more royalties during the first three calendar quarters of any year than BMS owes for the entire year, BMS shall be entitled to a credit, equal to the amount of such excess royalties paid, to be applied against [XXX] of accrued royalties until the entire credit has been used.

                        (iv) The total amount of royalties actually due for each year under this Section 6.5(a) (before such amount has been reduced by the amounts set forth in Sections 6.5(a)(i)(C) and 6.5(a)(ii)(C)) shall be calculated as follows:

                        (A) The royalty rate set forth in Section 6.5(a)(i)(A)
                  shall be applied to that amount of Net Sales of such Licensed Product determined under the formula X(1) x Y(1)/Z;

                        (B) The royalty rate set forth in Section 6.5(a)(i)(B)
                  shall be applied to that amount of Net Sales of such Licensed Product determined under the formula X(2) x Y(1)/Z;

                        (C) The royalty rate set forth in Section 6.5(a)(ii)(A)
                  shall be applied to that amount of Net Sales of such Licensed Product determined under the formula X(1) x Y(2)/Z; and

                        (D) The royalty rate set forth in Section 6.5(a)(ii)(B)
                  shall be applied to that amount of

                  Net Sales of such Licensed Product determined under the formula X(2) x Y(2)/Z;

            Where:

            X(1)     =    the smaller of: (i) the actual annual Net Sales of
                          such Licensed Product throughout the Territory for such year, or (ii) [XXX]

            X(2)     =    the actual annual Net Sales of such Licensed Product
                          throughout the Territory for such year in excess of [XXX]

            Y(1)     =    the annual Net Sales of such Licensed Product for such
                          year in all countries when Section 6.5(a)(i) applies

            Y(2)     =    the annual Net Sales of such Licensed Product for such
                          year in all countries when Section 6.5(a)(ii) applies

            Z        =    the annual Net Sales of such Licensed Product for such
                          year in all countries in the Territory

            (b) With respect to the MGV Vaccine and any other Licensed Products:

                  (i) With respect to those countries in the Territory where such Licensed Product is not a Generic Product:

                        (A) [XXX] of the Net Sales of such Licensed Product in
                  such countries for any calendar year;

                  reduced by:

                        (B) the sum of the royalty payments due by BMS to
                  PROGENICS during the comparable period with respect to such Licensed Product pursuant to Sections 4.2(b)(i), (ii) and (iv) of the Sloan-Kettering Sublicense Agreement, Section 4.4(b) of The Regents Sublicense Agreement and Sections 4.2(b)(i) and
                  (ii) of the Aquila Sublicense Agreement.

                        (ii) With respect to those countries in the Territory where such Licensed Product is a Generic Product:

                        (A) [XXX] of the Net Sales of such Licensed Product in
                  such countries for any calendar year;

                  reduced by:

                        (B) the sum of the royalty payments due by BMS to
                  PROGENICS during the comparable period with respect to such Licensed Product pursuant to Section 4.2(b)(iii) of the Sloan-Kettering Sublicense Agreement and Section 4.2(b)(iii) of the Aquila Sublicense Agreement.

            (c) The royalty rates applicable to Generic Products pursuant to Sections 6.5(a)(ii) and 6.5(b)(ii), respectively, shall apply to Net Sales in any country commencing with the calendar quarter during which such Licensed Product first becomes a Generic Product in such country.

      6.6 Reductions to Royalties. BMS shall be entitled to deduct from the royalties payable pursuant to Section 6.5:

            (a) All costs and expenses incurred by BMS in connection with the exercise of its rights under: (i) Section 3 of that certain side letter agreement proposed to be entered into among Sloan-Kettering, PROGENICS and BMS;
(ii) Section 3 of that certain side letter agreement proposed to be entered into among The Regents, PROGENICS and BMS; and (iii) Section 3 of that certain side letter agreement proposed to be entered into among Aquila, PROGENICS and BMS; and

            (b) The amount of any credit to which BMS is entitled pursuant to
Section 8.3(c).

      6.7 Obligation to Pay Royalties. The obligation to pay royalties to PROGENICS under this Section 6 is imposed only once with respect to the same unit of Licensed Product regardless of the number of Licensed Patents pertaining thereto. BMS shall only be entitled to a credit against royalties or a reduction of the royalty rate once with respect to any Licensed Product in any country pursuant to any provision in this Agreement. There shall be no obligation to pay royalties to PROGENICS under this Section 6 on sales of Licensed Products among BMS, its Affiliates and Sub-sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by BMS, its Affiliates or Sub-sublicensees to Third Parties. Payments due under this Section 6 shall be deemed to accrue when Licensed Products are shipped or billed, whichever event shall first occur. In the instance where BMS, its Affiliates or Sub-sublicensees use the Licensed Product or provide it as part of some other service or product, a royalty shall be due to PROGENICS at the time such Licensed Product is used or provided based on a Net Sales amount equal to the price at which BMS or its Affiliate or Sub-sublicensee sells such Licensed Product to Third Parties in the country in which the Licensed Product was used or provided.

7.    PAYMENTS AND REPORTS.

      7.1 Reports; Payments. Except as otherwise specifically provided in this Agreement, all payments due under this Agreement shall be paid quarterly within 50 days after the end of each calendar quarter. Each such payment for running royalties shall be accompanied by a statement, Licensed Product-by-Licensed Product and country-by-country, of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales and, with respect to the last calendar quarter of each year, such report shall include the calculation of the adjustment referred to in Section 6.5(a)(iii).

      7.2 Mode of Payment; Taxes. All payments due under this Agreement shall be paid by wire transfer of funds to an account at PROGENICS's designated bank in New York, New York, and shall be paid in U.S. Dollars, calculated at BMS's customary internal corporate monthly exchange rates for the last month of the calendar quarter for which remittance is made for royalties. Such payments shall be free of any taxes, charges, or remittance fees, except for income tax levied upon or required to be withheld and paid by BMS, its Affiliates or its Sub-sublicensees for the account of PROGENICS. BMS shall provide PROGENICS appropriate receipts of payment of such withholding taxes or other proof thereof. For each month and each currency, BMS's customary internal corporate monthly exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the period from (i) the 20th day of the preceding month (or, if such 20th day is not a business day, the immediately preceding business day) through (ii) the 19th day of the current month (or, if such 19th day is not a business day, the immediately preceding business day); each daily exchange rate shall be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as furnished by BMS's local Affiliates.

      7.3 Records Retention. BMS and its Affiliates and Sub-sublicensees shall keep accurate records of all operations affecting payments hereunder, and shall permit PROGENICS or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than 3 years thereafter.

      7.4 Audit Request. At the request and expense of PROGENICS, BMS and its Affiliates and Sub-sublicensees shall permit PROGENICS or an independent, certified public accountant appointed by PROGENICS and reasonably acceptable to BMS, at reasonable times and upon reasonable notice, to examine those records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain all information as to Net Sales and the royalties payable for any calendar quarter. If an accountant is used, said accountant shall not disclose to PROGENICS any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties.

      7.5 Cost of Audit. PROGENICS shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of BMS, its Affiliates or its Sub-sublicensees, it is shown that BMS's payments under this Agreement were less than the amount which should have been paid, then BMS shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after PROGENICS's demand therefor, plus interest at the prime rate from the date payment should have been made. Furthermore, if the payments were less than the amount which should have been paid by an amount in excess of five percent of the payments actually made during the period in question, BMS shall also reimburse PROGENICS for the costs of such audit in addition to the payment required to be made to eliminate any discrepancy.

      7.6 No Non-Monetary Consideration for Sales. Without the prior written consent of PROGENICS, BMS and its Affiliates and Sub-sublicensees shall not accept or solicit any non-monetary consideration in the sale of Licensed Products other than as would be reflected in Net Sales. The use by BMS and its Affiliates and Sub-sublicensees of commercially reasonable amounts of Licensed Products for clinical trials and promotional sampling shall not violate this provision.

8.    INDEMNIFICATION; INFRINGEMENT.

      8.1 Indemnification.

            (a) PROGENICS shall defend, indemnify and hold BMS and its Affiliates and Sub-sublicensees, and each of their respective directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of Third Party claims or suits resulting from a breach of PROGENICS's representations and warranties set forth in Section 2, or from the performance of the PROGENICS Clinical Trials.

            (b) If required by Section 10.4(g), PROGENICS shall defend, indemnify and hold BMS and its Affiliates and Sub-sublicensees, and each of their respective directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the cost and expenses of attorneys and other professionals) arising out of PROGENICS' use of any data, information or government registrations returned or provided to PROGENICS pursuant to
Section 10.4(g), including any use by any subsequent sublicensee of PROGENICS, or the development, manufacture, marketing, use and/or sale of products or services from any of the foregoing.

            (c) BMS shall defend, indemnify and hold PROGENICS, its Affiliates, and their respective directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of: (i) Third Party claims or suits resulting from (1) a breach of BMS's representations and warranties set forth in Section 2, (2) the performance of the BMS Clinical Trials, (3) the manufacture, packaging, use, sale, rental or lease of Licensed Products, even if altered or used for a purpose not intended, or (4) the use of Licensed Patents or Licensed Technical Information by BMS, its Affiliates or its Sub-sublicensees or its (or their) customers and any representation made or warranty given by BMS, its Affiliates or its Sub-sublicensees with respect to Licensed Products, Licensed Patents or Licensed Technical Information, or
(ii) claims or suits by Sloan-Kettering, The Regents and/or Aquila against PROGENICS as a result of BMS's actions under this Agreement.

            (d) As the Parties intend complete indemnification, all costs and expenses of enforcing this Section 8.1 shall also be reimbursed by the indemnifying Party.

      8.2 Conditions to Indemnification. A person or entity that intends to claim indemnification under Section 8.1 (the "Indemnitee") shall promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in Section 8.1 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under
Section 8.1, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under Section 8.1. The Indemnitee under Section 8.1, its officers, directors, employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

      8.3 Infringement Action by Third Parties.

            (a) In the event of the institution of any suit by a Third Party against BMS for patent infringement involving the manufacture, sale, distribution or marketing of any Licensed Products in the Territory and such infringement claim is a result of the use of the PROGENICS Technical Information, BMS shall promptly notify PROGENICS in writing of such suit. PROGENICS may defend such action at PROGENICS's sole expense on behalf of BMS with attorneys of its own selection, and BMS hereby agrees to assist and cooperate with PROGENICS, at its own expense, to the extent necessary in the defense of such suit. In such event (i.e., where PROGENICS has elected to defend in accordance with the preceding sentence), PROGENICS shall bear the full costs and expenses of such defense (including fees of attorneys and other professionals) and, in any event, whether or not PROGENICS has elected to defend such action, PROGENICS shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by PROGENICS with such Third Party, which PROGENICS shall have the right to do in its sole discretion. In addition, BMS shall be entitled to retain its own counsel in such proceedings, at BMS's sole expense. During the pendency of such action, BMS shall continue to make all payments due under this Agreement.

            (b) If PROGENICS does not commence a defense of such action with 90 days after receiving notice thereof, BMS shall have the right to defend such suit at its own expense, and PROGENICS hereby agrees to assist and cooperate with BMS, at its own expense, to the extent necessary in the defense of such suit. In such event, BMS shall not enter into any settlement arrangement or other amicable arrangement without the prior written consent of PROGENICS. During the pendency of such action, BMS shall continue to make all payments due under this Agreement.

            (c) If as a result of any judgment, award, decree or settlement resulting from an action instituted by a Third Party, BMS is required to pay a royalty to such Third Party, BMS shall continue to pay the royalties for such Licensed Product in the country which is the subject of such action, [XXX].

9.    CONFIDENTIALITY AND NON-USE.

      9.1 Notification. Both Parties recognize that each may wish to publish the results of their work relating to the Compounds and the Licensed Products. However, both Parties also recognize the importance of acquiring patent protection. Consequently, subject to any applicable laws or regulations obligating either Party to do otherwise (including any laws or regulations applicable to any of the cooperative research groups conducting any of the PROGENICS Clinical Trials, to the extent applicable to the Parties), any proposed publication by either Party shall comply with this Section 9. At least 60 days before a manuscript is to be submitted to a publisher, the publishing Party will provide the other Party with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the other Party with a copy of the abstract (if one is submitted) at least 40 days before it is to be submitted. The publishing Party will also provide to the other Party a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least 40 days before the presentation is made.

      9.2 Review of Proposed Publications. The receiving Party will review the manuscript, abstract, text or any other material provided under Section
9.1 to determine if patentable subject matter is disclosed. The reviewing Party will notify the publishing Party within 30 days of receipt of the proposed publication if the reviewing Party, in good faith, determines that patentable subject matter is or may be disclosed, or if the reviewing Party, in good faith, believes Confidential Information or proprietary information is or may be disclosed. If it is determined by the reviewing Party that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed 90 days from the reviewing Party's receipt of the proposed publication to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the 90 day period, the Parties will discuss the need for obtaining an extension of the publication delay beyond the 90 day period. If it is determined in good faith by the reviewing Party that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure.

      9.3 Confidentiality and Non-use; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter the receiving Party and its Affiliates and Sub-sublicensees shall keep, and shall ensure that its officers, directors, employees and agents keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any Confidential Information furnished to it by the other Party or its Affiliates or Sub-sublicensees or developed under the PROGENICS Clinical Trials, the BMS Clinical Trials or otherwise pursuant to this Agreement.

      9.4 Authorized Disclosure. Each Party may disclose the other's data and information, including Confidential Information, to its Affiliates, licensors and Sub-sublicensees, and its and their officers, directors, employees and outside consultants, as reasonably necessary, and to others to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental laws and regulations, undertaking basic research with outside collaborators, or conducting preclinical or clinical trials, provided that if a Party is required to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

10.   TERMINATION.

      10.1 Term. This Agreement shall commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, shall terminate as follows:

            (a) As to each Licensed Product in each country in the Territory, upon the later of: (i) 15 years from the First Commercial Sale of such Licensed Product in such country, or (ii) the expiration of the last Valid Claim to expire that covers the manufacture, use or sale of such Licensed Product in such country.

            (b) This Agreement shall terminate in its entirety upon its expiration with respect to all Licensed Products in all countries in the Territory pursuant to Section 10.1(a).

      10.2 Breach.

            (a) Failure by either Party to comply with any of the material obligations of such Party contained in this Agreement shall entitle the other Party to give notice to the defaulting Party specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60 day period, if the defaulting Party does not commence and diligently continue actions to cure such default), the other Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately. The right to terminate this Agreement, as hereinabove provided, shall not be affected in any way by the other Party's waiver or failure to take action with respect to any previous default.

            (b) Notwithstanding Section 10.2(a), in the event that BMS fails materially to satisfy its development and/or marketing obligations with respect to any Licensed Product in any country in the Territory under this Agreement, the Sloan-Kettering Sublicense Agreement, The Regents Sublicense Agreement or the Aquila Sublicense Agreement, such failure shall not be deemed a breach of a material obligation of BMS pursuant to Section 10.2(a) if such failure is by reason of force majeure as provided in Section 11.2 or as provided in Section 4.9.

      10.3 Termination by BMS.

            (a) Prior to the GMK Development Completion, BMS shall only have the right to terminate this Agreement with respect to the GMK Vaccine throughout the Territory, including without limitation BMS's obligation to pay any amounts that have not accrued under Section 6.3 as of the effective date of such termination, if any clinical trial relating to the GMK Vaccine is terminated, or suspended for a period of at least 6 months, for safety reasons related to the GMK Vaccine. BMS shall be entitled to exercise such right, from time to time, within 60 days after it receives actual notice of such termination or within 60 days after any suspension has been ongoing for 6 months. Such termination shall be effective immediately upon receipt by PROGENICS of BMS's notice thereof, and BMS shall have no further obligations to PROGENICS pursuant to this Agreement with respect to the GMK Vaccine other than to pay the close-out costs associated therewith pursuant to Section 4.2 and to pay other amounts previously accrued under this Agreement.

            (b) Following the GMK Development Completion, BMS shall have the right to terminate this Agreement with respect to the GMK Vaccine throughout the Territory at any time upon 60 days' prior written notice to PROGENICS.

            (c) Following regulatory approval of the GMK Vaccine in any country in the Territory, BMS shall have the right to terminate this Agreement with respect to the GMK Vaccine in such country at any time upon 60 days' prior written notice to PROGENICS. In addition, following the GMK Development Completion but prior to regulatory approval of the GMK Vaccine in Japan, BMS shall have the right to terminate this Agreement with respect to the GMK Vaccine in Japan during such time upon 60 days' prior written notice to PROGENICS.

            (d) Upon the MGV Development Completion, BMS shall have the right, at its sole discretion, to terminate this Agreement, but only with respect to the MGV Vaccine, upon written notice to PROGENICS, sent not later than 90 days after the MGV Development Completion. In such event, from and after the date of such notice, BMS shall have no further obligations to PROGENICS pursuant to this Agreement with respect to the MGV Vaccine, including, without limitation, any obligation to make the milestone payments set forth in Section 6.4 or to continue to fund any clinical trials or ongoing development thereof, other than to pay the close-out costs associated therewith pursuant to Section 4.2. Such termination shall be without prejudice to the rights of BMS to develop the GMK Vaccine or any other Licensed Product pursuant to this Agreement. If within such 90-day period BMS does not make such termination, it shall be required to make the milestone payment required under Section 6.4(a).

            (e) Following the MGV Development Completion, BMS shall have the right to terminate this Agreement with respect to the MGV Vaccine throughout the Territory at any time upon 60 days' prior written notice to PROGENICS.

            (f) Following regulatory approval of the MGV Vaccine in any country in the Territory, BMS shall have the right to terminate this Agreement with respect to the MGV Vaccine in such country at any time upon 60 days' prior written notice to PROGENICS. In addition, following the MGV Development Completion but prior to regulatory approval of the MGV Vaccine in Japan, BMS shall have the right to terminate this Agreement with respect to the MGV Vaccine in Japan during such time upon 60 days' prior written notice to PROGENICS.

            (g) With respect to all other Licensed Products, BMS shall have the right to terminate this Agreement with respect to any Licensed Product throughout the Territory at any time upon 60 days' prior written notice to PROGENICS.

            (h) Following regulatory approval of any other Licensed Product in any country in the Territory, BMS shall have the right to terminate this Agreement with respect to such Licensed Product in such country at any time upon 60 days' prior written notice to PROGENICS. In addition, at any time prior to regulatory approval of any other Licensed Product in Japan, BMS shall have the right to terminate this Agreement with respect to such other Licensed Product in Japan during such time upon 60 days' prior written notice to PROGENICS.

      10.4 Effect of Termination.

            (a) Upon termination of this Agreement with respect to the GMK Vaccine throughout the Territory pursuant to Section 10.3(a) or 10.3(b), so long as BMS is using commercially reasonable efforts either (i) to develop and commercialize any Licensed Product for any melanoma indication, or (ii) to develop and commercialize the MGV Vaccine for one or more indications, one of which is melanoma, the PROGENICS License and the sublicenses with respect to the GMK Vaccine granted to BMS pursuant to this Agreement, the Sloan-Kettering License Agreement, The Regents Sublicense Agreement and the Aquila Sublicense Agreement shall remain in effect. In the event that, upon termination, BMS is not engaged in either of the foregoing or if BMS ceases doing either of the foregoing after such termination, then BMS shall promptly:
(1) provide to PROGENICS, at BMS's expense, all data and information in BMS's, or its Affiliates' or Sub-sublicensees', possession or control relating to the GMK Vaccine throughout the Territory; (2) transfer, at BMS's expense, to PROGENICS or such other Person as PROGENICS shall designate, any and all rights that it may have under any government registrations or authorizations in every country in the Territory with respect to the GMK Vaccine; (3) cancel, at BMS's expense, any government registrations or authorizations with respect to the GMK Vaccine as may not be transferable; (4) provide to PROGENICS, at BMS's expense, all data and information in BMS's, or its Affiliates' or Sub-sublicensees', possession or control relating to any such governmental registrations or authorizations in every country in the Territory with respect to the GMK Vaccine; and (5) discontinue all use, sale and distribution of the GMK Vaccine throughout the Territory and the use of the Licensed Patents and Licensed Technical Information in connection therewith. In such event, the PROGENICS License and the sublicenses with respect to the GMK Vaccine granted to BMS pursuant to this Agreement, the Sloan-Kettering License Agreement, The Regents Sublicense Agreement and the Aquila Sublicense Agreement shall terminate with respect to the GMK Vaccine throughout the Territory, subject to any rights BMS may have hereunder and thereunder to continue to sell stock on hand pursuant to
Section 10.5 of this Agreement, Section 8.5 of the Sloan-Kettering Sublicense Agreement, Section 9.4 of The Regents Sublicense Agreement and Section 9.4 of the Aquila Sublicense Agreement, respectively, but shall continue in effect for all other Licensed Products in all countries throughout the Territory.

            (b) Upon termination of this Agreement with respect to the MGV Vaccine throughout the Territory pursuant to Section 10.3(d) or 10.3(e), so long as BMS is using commercially reasonable efforts to develop and commercialize any Licensed Product for any melanoma indication, the PROGENICS License and the sublicenses with respect to the MGV Vaccine granted to BMS pursuant to this Agreement, the Sloan-Kettering License Agreement, The Regents Sublicense Agreement and the Aquila Sublicense Agreement shall remain in effect solely for any melanoma indication. All rights with respect to the MGV Vaccine for other indications shall immediately revert to PROGENICS. In the event that, upon termination, BMS is not engaged in the foregoing or if BMS ceases doing the foregoing after such termination, then BMS shall promptly: (1) provide to PROGENICS, at BMS's expense, all data and information in BMS's, or its Affiliates' or Sub-sublicensees', possession or control relating to the MGV Vaccine throughout the Territory; (2) transfer, at BMS's expense, to PROGENICS or such other Person as PROGENICS shall designate, any and all rights that it may have under any government registrations or authorizations in every country in the Territory with respect to the MGV Vaccine; (3) cancel, at BMS's expense, any government registrations or authorizations with respect to the MGV Vaccine as may not be transferable; (4) provide to PROGENICS, at BMS's expense, all data and information in BMS's, or its Affiliates' or Sub-sublicensees', possession or control relating to any such governmental registrations or authorizations in every country in the Territory with respect to the MGV Vaccine; and (5) discontinue all use, sale and distribution of the MGV Vaccine throughout the Territory, and the use of the Licensed Patents and Licensed Technical Information in connection therewith. In such event, the PROGENICS License and the sublicenses with respect to the MGV Vaccine granted to BMS pursuant to this Agreement, the Sloan-Kettering License Agreement, The Regents Sublicense Agreement and the Aquila Sublicense Agreement shall terminate with respect to the MGV Vaccine throughout the Territory, subject to any rights BMS may have hereunder and thereunder to continue to sell stock on hand pursuant to
Section 10.5 of this Agreement, Section 8.5 of the Sloan-Kettering Sublicense Agreement, Section 9.4 of The Regents Sublicense Agreement and Section 9.4 of the Aquila Sublicense Agreement, respectively, but shall continue in effect for all other Licensed Products in all countries throughout the Territory.

            (c) Upon termination of this Agreement with respect to any other Licensed Product throughout the Territory pursuant to Section 10.3(g), then BMS shall promptly: (1) provide to PROGENICS, at BMS's expense, all data and information in BMS's, or its Affiliates' or Sub-sublicensees', possession or control relating to such Licensed Product throughout the Territory; (2) transfer, at BMS's expense, to PROGENICS or such other Person as PROGENICS shall designate, any and all rights that it may have under any government registrations or authorizations in every country in the Territory with respect to such Licensed Product; (3) cancel, at BMS's expense, any government registrations or authorizations with respect to the GMK Vaccine as may not be transferable; (4) provide to PROGENICS, at BMS's expense, all data and information in BMS's, or its Affiliates' or Sub-sublicensees', possession or control relating to any such governmental registrations or authorizations in every country in the Territory with respect to such Licensed Product; and
(5) discontinue all use, sale and distribution of such Licensed Product throughout the Territory, and the use of the Licensed Patents and Licensed Technical Information in connection therewith. In such event, the PROGENICS License and the sublicenses with respect to such Licensed Product granted to BMS pursuant to this Agreement, the Sloan-Kettering License Agreement, The Regents Sublicense Agreement and the Aquila Sublicense Agreement shall terminate with respect to such Licensed Product throughout the Territory, subject to any rights BMS may have hereunder and thereunder to continue to sell stock on hand pursuant to Section 10.5 of this Agreement, Section 8.5 of the Sloan-Kettering Sublicense Agreement, Section 9.4 of The Regents Sublicense Agreement and Section 9.4 of the Aquila Sublicense Agreement, respectively, but shall continue in effect for all other Licensed Products in all countries throughout the Territory.

            (d) Upon termination of this Agreement in part with respect to any country in the Territory and/or as to any Licensed Product pursuant to
Section 10.3(c), 10.3(f) or 10.3(h), BMS shall promptly: (1) transfer, at BMS's expense, to PROGENICS or such other Person as PROGENICS shall designate, any and all rights that it may have under any government registrations or authorizations in such country with respect to such Licensed Product; (2) cancel, at BMS's expense, any government registrations or authorizations in such country with respect to such Licensed Product as may not be transferable; (3) provide to PROGENICS, at BMS's expense, all data and information in BMS's, or its Affiliates' or Sub-sublicensees', possession or control relating to any such governmental registrations or authorizations in such country with respect to such Licensed Product; (4) grant to PROGENICS, or such other Person as PROGENICS shall designate, a royalty-free license to use any trademark and/or trade name used by BMS in connection with such Licensed Product in such country; and (5) discontinue all use, sale and distribution of such Licensed Product in such country and the use of the Licensed Patents and the Licensed Technical Information in connection therewith. In such event, the PROGENICS License and the sublicenses with respect to such Licensed Product granted to BMS pursuant to this Agreement, the Sloan-Kettering License Agreement, The Regents Sublicense Agreement and the Aquila Sublicense Agreement in such country shall terminate and revert to PROGENICS, subject to any rights BMS may have hereunder and thereunder to continue to sell stock on hand pursuant to Section 10.5 of this Agreement,
Section 8.5 of the Sloan-Kettering Sublicense Agreement, Section 9.4 of The Regents Sublicense Agreement and Section 9.4 of the Aquila Sublicense Agreement, respectively, but shall continue in effect for all other Licensed Products in all other countries throughout the Territory.

            (e) Upon termination of this Agreement in its entirety pursuant to any provision in this Section 10 other than Section 10.1, BMS shall promptly: (1) return to PROGENICS, at BMS's expense, all relevant data and other information concerning the Licensed Patents and Licensed Technical Information in the possession or control of BMS, its Affiliates and Sub-sublicensees; (2) transfer, at BMS's expense, to PROGENICS or such other Person, as PROGENICS shall designate, any and all rights that it may have under any government registrations or authorizations in any country in the Territory with respect to the Licensed Products; (3) cancel, at BMS's expense, any government registrations or authorizations with respect to the Licensed Products as may not be transferable; (4) provide to PROGENICS, at BMS's expense, all data and other information in BMS's, or its Affiliates' or Sub-sublicensees', possession or control relating to such governmental registrations or authorities in any country in the Territory with respect to all Licensed Products; and (5) discontinue all use, sale and distribution of all Licensed Products throughout the Territory, and the use of the Licensed Patents and Licensed Technical Information in connection therewith. In such event, the PROGENICS License and the sublicenses with respect to the Licensed Products granted to BMS pursuant to this Agreement, the Sloan-Kettering License Agreement, The Regents Sublicense Agreement and the Aquila Sublicense Agreement shall terminate and revert to PROGENICS, subject to any rights BMS may have hereunder and thereunder to continue to sell stock on hand pursuant to Section 10.5 of this Agreement, Section 8.5 of the Sloan-Kettering Sublicense Agreement, Section 9.4 of The Regents Sublicense Agreement and
Section 9.4 of the Aquila Sublicense Agreement, respectively.

            (f) Upon termination of this Agreement with respect to any Licensed Product in any country in the Territory , or in its entirety, pursuant to Section 10.1, BMS shall have the right to make, have made, use, sell, have sold, and offer to sell such Licensed Product(s) in such country or countries without further obligations to PROGENICS, and as provided in Section 8.4(a) of the Sloan-Kettering Sublicense Agreement,
Section 9.3(a) of The Regents Sublicense Agreement and Section 9.1 of the Aquila Sublicense Agreement, respectively.

            (g) In the event that BMS is required, pursuant to any provision of this Section 10.4, to provide, return, transfer or otherwise convey any data, information or government registrations or authorizations relating to any Licensed Product in any country in the Territory, PROGENICS shall indemnify BMS as provided in Section 8.1(b).

      10.5 Right to Sell Stock on Hand. If BMS is not in material breach of this Agreement at the time of termination of this Agreement, then BMS shall have the right for one year thereafter to dispose of all Licensed Products then in its inventory, and shall pay royalties thereon, in accordance with the provisions of this Agreement, as though this Agreement had not terminated.

      10.6 Termination of Sublicenses. Upon any termination of this Agreement, all sublicenses granted by BMS under this Agreement shall terminate simultaneously, subject, nevertheless, to Section 10.5.

      10.7 Accrued Rights, Surviving Obligations.

            (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

            (b) All of the Parties' rights and obligations under Sections 4.8, 4.10, 7, 8, 9, 10.4, 10.5, 10.7, 11.14 and 11.15 shall survive termination.

11.   MISCELLANEOUS.

      11.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

      11.2 Force Majeure. Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter. Notwithstanding the foregoing, nothing in this Section 11.2 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

      11.3 Assignment. Neither Party shall be entitled to assign its rights hereunder, except that PROGENICS may otherwise assign its rights and transfer its duties hereunder to any assignee of all or substantially all of its business. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

      11.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      11.5 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered by messenger, facsimile transmission (receipt verified), express courier service (signature required), or telegram, prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

            (a)   In the case of PROGENICS, to:

                  Progenics Pharmaceuticals, Inc.
                  777 Old Saw Mill River Road
                  Tarrytown, New York 10591
                  Attention: Dr. Paul Maddon
                  Facsimile No.: (914) 789-2817

            (b)   In the case of BMS, to:

                  Bristol-Myers Squibb Company
                  P.O. Box 4000
                  Route 206 & Province Line Road
                  Princeton, New Jersey 08543-4000
                  Attention:  Vice President and Senior Counsel,
                            Pharmaceutical Research Institute, and
                            Worldwide Franchise Management and
                            Strategic Business Development
                  Facsimile No.: (609) 252-4232

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by messenger, facsimile transmission, express courier service, or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

      11.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

      11.7 Public Announcements. Except as required by applicable law, neither Party shall issue any press release or make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld. In the event of a required press release or other public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement. The Parties agree that if either is required to file this Agreement with any governmental agency, such Party will redact the financial terms of this Agreement to the extent possible in order to keep the financial terms of this Agreement confidential to the extent permitted by law.

      11.8 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear all costs and expenses associated with the performance of such Party's obligations under this Agreement.

      11.9 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

      11.10 Inconsistency. If there is any inconsistency between the provisions of this Agreement and any purchase order or other document passing between the Parties, the provisions of this Agreement shall control and be determinative.

      11.11 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Licensed Product sold under this Agreement without compliance with applicable laws.

      11.12 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      11.13 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

      11.14 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its choice of law principles.

      11.15 Arbitration. Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in New York, New York, under the auspices and then current commercial arbitration rules of the American Arbitration Association. Such arbitration shall be conducted by three (3) arbitrators appointed according to said rules. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

      11.16 Entire Agreement. This Agreement, together with the Sloan-Kettering Sublicense Agreement, The Regents Sublicense Agreement, the Aquila Sublicense Agreement, the side letter agreements proposed to be entered into among BMS, PROGENICS and each of Sloan-Kettering, The Regents and Aquila, and the Exhibits attached hereto and thereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

      11.17 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

      11.18 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first above written.

                                        PROGENICS PHARMACEUTICALS, INC.


                                        By: /s/ Paul J. Maddon
                                            -----------------------------
                                        Name:  Paul J. Maddon, M.D., Ph.D.
                                        Title: Chairman and Chief
                                                 Executive Officer

                                        BRISTOL-MYERS SQUIBB COMPANY


                                        By: /s/ Charles Linzner
                                            -----------------------------
                                        Name:  Charles Linzner
                                        Title: Vice President

                                   EXHIBIT A

                            LIST OF LICENSED PATENTS

A. S-K Licensed Patents

Application or Patent Number        Filing or Issue Date
----------------------------        --------------------

          [XXX]                            [XXX]


B. Aquila Licensed Patent Rights

Application or Patent Number        Filing or Issue Date
----------------------------        --------------------

U.S. Patent No. 5,057,540           October 15, 1991

          [XXX]                            [XXX]

Canadian Patent No. 1,331,443       August 16, 1994
European Patent No. 362,279         January 11, 1995
German Patent No. 3,852,761         February 23, 1995

C. Regents' Patent Rights

Application or Patent Number        Filing or Issue Date
----------------------------        --------------------

U.S. Patent No. 4,557,931           December 10, 1985

                                    EXHIBIT B

                    DESCRIPTION OF PROGENICS CLINICAL TRIALS

1.    001 GMK Phase III Clinical Trial

      [XXX].

2.    002 GMK Phase III Clinical Trial

      [XXX].

3.    003 GMK Phase III Clinical Trial

      [XXX].

4.    004 MGV Phase I/II Clinical Trial

      [XXX].

                                  EXHIBIT C

                     BUDGET FOR PROGENICS CLINICAL TRIALS


                                      [XXX]


Costs in subsequent years through completion are estimated to be equivalent.

                                    EXHIBIT D

                          ADVERSE EVENT REPORTING FORM

                      [LOGO] Bristol-Myers Squibb Company
                             Pharmaceutical Research Institute

                                                      Approved by FDA: 11/01/93
                                                      -------------------------
                                                      Mfr report #

                                                      -------------------------
                                                      UF/Dist report #

                                                      -------------------------
MED WATCH
------------------------------------------                         FDA Use Only
THE FDA MEDICAL PRODUCTS REPORTING PROGRAM            -------------------------
------------------------------------------

                                   Page    of

--------------------------------------------------------------------------------
A. Patient information
--------------------------------------------------------------------------------

1. Patient identifier   2. Age at time          3. Sex          4. Weight
                           of event:               [_] female   ________ lbs
                          or ________________                      or
                           Date                    [_] male     ________ kgs
   in confidence           of birth:

--------------------------------------------------------------------------------
B. Adverse event or product problem
--------------------------------------------------------------------------------

1. [_] Adverse event    and/or      [_] Product problem
--------------------------------------------------------------------------------

2. Outcomes attributed to adverse event
   (check all that apply)                   [_] disability

   [_] death ______________________         [_] congenital anomaly

   [_] life-threatening                     [_] required intervention to prevent
                                                permanent impairment/damage
   [_] hospitalization-initial or prolonged
                                            [_] other

--------------------------------------------------------------------------------

3. Date of                                   4. Date of
   event                                        this report

--------------------------------------------------------------------------------

5. Describe event or problem




--------------------------------------------------------------------------------

6. Relevant tests/laboratory data




--------------------------------------------------------------------------------

7. Other relevant history, including preexisting medical conditions




--------------------------------------------------------------------------------
C. Suspect medication(s)
--------------------------------------------------------------------------------

1. Name
________________________________________________________________________________

--------------------------------------------------------------------------------

2. Dose, frequency & route used           3. Therapy dates

___________________________________         ____________________________________

--------------------------------------------------------------------------------

4. Diagnosis for use                      5. Event abated after use
                                             stopped or dose reduced
____________________________________        [_] yes  [_] no  [_] doesn't apply
                                            ___________________________________
-----------------------------------------
                                            [_] yes  [_] no  [_] doesn't apply
6. Lot #                 7. Exp. date
                                           -------------------------------------
___________________        _______________
                                           8. Event reappeared after
                                              reintroduction
------------------------------------------
9. NDC #                                    [_] yes  [_] no  [_] doesn't apply
                                            ____________________________________

                                            [_] yes  [_] no  [_] doesn't apply

--------------------------------------------------------------------------------

10. Concomitant medical products



--------------------------------------------------------------------------------
G. All manufacturers
--------------------------------------------------------------------------------

1. Contact office - name/address                       2. Phone number

                                                       _________________________

                                                       3. Report source
                                                          (check all that apply)

                                                          [_] foreign

                                                          [_] study

                                                          [_] literature

                                                          [_] consumer
------------------------------------------------------
                                                          [_] health
4. Date received by manufacturer   5.                         professional
                                   (A)NDA # _________
                                                          [_] user facility
--------------------------------    IND #   _________
                                                          [_] company
6. If IND, protocol #               PLA #   __________        representative

                                    pre-1938  [_] yes     [_] distributor
---------------------------------
7. Type of report                   OTC                   [_] other:
   (check all that apply)           product   [_] yes
                                                              _____________
[_] 5-day   [_] 15-day              --------------------------------------------
                                    8. Adverse event terms(s)
[_] 10-day  [_] periodic

[_] initial [_] follow-up # _____

---------------------------------
9. Mfr. report number


--------------------------------------------------------------------------------
E. Initial reporter
--------------------------------------------------------------------------------
1. Name, address & phone number




--------------------------------------------------------------------------------
2. Health professional?       3. Occupation           4. Initial reporter also
                                                         sent report to FDA

   [_] yes        [_] no                                 [_] yes [_] no [_] unk

--------------------------------------------------------------------------------

FDA                     Submission of a report does not constitute an
Facsimile Form 3500A    admission that medical personnel, user facility,
                        distributor, manufacturer or product caused or contributed to the event.